Exhibit 4.1

INTEGRATED DEVICE TECHNOLOGY, INC.

as Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

SUPPLEMENTAL INDENTURE NO. 1

Dated as of

March 29, 2019

0.875% Convertible Senior Notes due 2022

This SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”), dated as of March 29, 2019, is between Integrated Device Technology, Inc., a Delaware corporation, as issuer (the “Company”), and Wilmington Trust, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”). Capitalized terms used in this Supplemental Indenture without definition have the meanings ascribed to such terms in the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as of November 4, 2015 (such Indenture, as modified by this Supplemental Indenture, and as the same may be further modified, being hereinafter called the “Indenture”), pursuant to which the Company issued its 0.875% Convertible Senior Notes due 2022 in an original aggregate principal amount of $373,750,000 (the “Notes”);

WHEREAS, the Company and Renesas Electronics Corporation, a corporation organized under the laws of Japan (kabushiki kaisha) (“Parent”), have entered into that certain Agreement and Plan of Merger, dated as of September 10, 2018 and as may be amended from time to time (the “Merger Agreement”), as subsequently joined by Chapter Two Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) pursuant to which, among other things, on the date of the execution and delivery of this Supplemental Indenture, Merger Sub is being merged with and into the Company, with the Company continuing as the surviving corporation and as a direct subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the Merger, each share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), outstanding immediately prior to the effective time of the Merger, subject to certain exceptions as set forth in the Merger Agreement, was automatically converted into the right to receive an amount in cash equal to $49.00, payable in accordance with Section 2.2 of the Merger Agreement;

WHEREAS, Article 11 of the Indenture permits the Merger so long as certain conditions have been met;

WHEREAS, the Merger constitutes a “Merger Event” under the Indenture;

WHEREAS, Section 14.07 of the Indenture requires the Company to execute with the Trustee a supplemental indenture, permitted under Section 10.01(g) of the Indenture without the consent of any Holders, in connection with a Merger Event, providing for the change in the conversion right of the Notes resulting from the Merger, as provided in Article 14 of the Indenture;

WHEREAS, all things necessary to make this Supplemental Indenture a legal, valid and binding agreement of the Company and a valid amendment to the Indenture have been done, and pursuant to Section 10.01 of the Indenture, the Company requests that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, the Company has heretofore executed and delivered or is delivering contemporaneously herewith to the Trustee an Officer’s Certificate and an Opinion of Counsel pursuant to Sections 10.05, 11.03 and 17.05 of the Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, the receipt and sufficiency of which is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

ARTICLE 1

AMENDMENTS

Section 1.01. Occurrence of Merger Event. The consummation of the Merger will constitute a Merger Event under Section 14.07 of the Indenture.

Section 1.02. Conversion of Notes following Merger. In accordance with and subject to Section 14.07 of the Indenture, from and after the effective time of the Merger, the Notes will be convertible into the Reference Property of the Merger. The Reference Property of the Merger consists solely of cash, and the Reference Property Unit of the Merger consists of cash in the amount of $49.00 per share of Common Stock. Accordingly, from and after the effective time of the Merger, the conversion of any Note will be settled solely in cash in an amount, per $1,000 principal amount of such Note to be converted, equal to the product of (A) the Conversion Rate applicable to such conversion (as may be increased pursuant to Section 14.03) and (B) $49.00.

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01. Applicability of Certain Provisions of the Indenture. Sections 17.01, 17.04, 17.09, 17.11, 17.12, 17.13 and 17.14 will apply to this Supplemental Indenture as if the same were reproduced herein, mutatis mutandis.

Section 2.02. Rights of Trustee. For the avoidance of doubt, the rights, privileges, protections and immunities of the Trustee set forth in Article 7 of the Indenture will apply with respect to this Supplemental Indenture and the Indenture as amended thereby, as if such rights, privileges, protections and immunities were expressly set forth herein. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page to Supplemental Indenture]